10 - YEAR SELECTED FINANCIAL DATA (in thousands, except per share and per unit data)

For the Years Ended December 31,	2003	2002	2001	2000	1999	1998		1997	1996	1995	1994
Statement of Operations Data from continuing operations
Sales data:
Total sales from continuing operations	1,552,351	1,468,170	1,427,400	1,327,030	1,244,782	1,105,685		947,775	985,472	908,988	692,526
% change from prior year	6%	3%	8%	7%	13%	17%		(4)%	8%	31%	49%
Sales mix by product:
All-terrain vehicles	67%	64%	58%	62%	59%	58%		48%	44%	39%	35%
Snowmobiles	15%	20%	26%	23%	25%	28%		37%	42%	47%	50%
Motorcycles	4%	2%	1%	1%	3%	1%		0%	0%	0%	0%
PG&A	14%	14%	15%	14%	13%	13%		15%	14%	14%	15%
Gross profit data:
Total gross profit from continuing operations	$362,876	$332,432	$306,307	$287,969	$256,611	$213,381		$195,027	$192,131	$180,913	$150,582
% of sales	23%	23%	21%	22%	21%	19%		21%	19%	20%	22%
Operating expenses data from continuing operations:
Amortization of intangibles and noncash compensation	$14,472	$16,437	$16,482	$12,702	$10,472	$8,703		$5,887	$5,325	$5,616	$14,321
Conversion costs	—	—	—	—	—	—		—	—	—	12,315
Other operating expenses	192,093	166,188	150,386	143,152	119,600	153,903		79,505	76,240	67,163	48,056
% of sales	12%	11%	11%	11%	10%	14	%(1)	8%	8%	7%	9%
Actual and pro forma data:(2)
Net income from continuing operations	$119,823	$111,330	$97,716	$89,466	$84,642	$38,761	(1)	$75,964	$70,708	$64,759	$54,895
Diluted net income per share from continuing operations	$2.66	$2.36	$2.07	$1.89	$1.70	$0.75	(1)	$1.42	$1.27	$1.17	$0.99
Net income	$110,929	$103,592	$91,414	$82,809	$76,326	$31,015	(1)	$65,383	$62,293	$60,776	$54,703
Diluted net income per share	$2.46	$2.19	$1.94	$1.75	$1.53	$0.60	(1)	$1.22	$1.12	$1.09	$0.99
Cash Flow Data:
Cash flow from continuing operating activities	$167,793	$200,601	$192,034	$105,055	$134,469	$124,701		$97,655	$88,872	$81,215	$115,773
Purchase of property and equipment from continuing operations	59,209	52,313	52,856	61,590	60,659	56,796		32,389	37,128	38,964	29,482
Repurchase and retirement of common stock	73,125	76,389	49,207	39,622	52,412	37,728		39,903	13,587	—	—
Cash dividends to shareholders	26,657	25,273	22,846	20,648	19,732	18,582		16,958	16,390	116,639	—
Cash dividends per share	$0.62	$0.56	$0.50	$0.44	$0.40	$0.36		$0.32	$0.30	$2.13	—
Cash distributions declared to partners	—	—	—	—	—	—		—	—	—	50,942
Cash distributions declared per unit	—	—	—	—	—	—		—	—	—	$0.84
Balance Sheet Data (at end of year):
Cash and cash equivalents	$82,761	$81,193	$40,530	$2,369	$6,184	$1,466		$1,233	$5,812	$3,501	$62,881
Current assets from continuing operations	370,509	330,683	288,617	225,638	196,684	172,745		206,559	167,030	145,493	179,879
Total assets	671,352	608,646	565,163	490,186	442,027	378,697		384,746	351,717	314,436	331,166
Current liabilities from continuing operations	320,909	302,918	292,157	223,142	220,350	192,186		177,310	139,960	132,625	141,045
Borrowings under credit agreement	18,008	18,027	18,043	47,068	40,000	20,500		24,400	35,000	40,200	—
Shareholders’ equity / partners’ capital	319,378	277,106	238,783	204,734	168,227	153,233		169,235	155,330	118,514	169,709

(1) In 1998, Polaris entered into a settlement agreement related to a trade secret infringement claim brought by Injection Research Specialists, Inc. The one-time provision for litigation loss amounted to $61.4 million, or $0.77 per diluted share in 1998. The settlement had no effect on the future operations of the Company. Excluding this charge, other operating expenses, net income and diluted net income per share from continuing operations for 1998 would have been $101.2 million, $78.4 million and $1.52 per share, respectively.

(2) The comparability of the information reflected in the Selected Financial data is materially affected by the conversion from a master limited partnership to a corporation on December 22, 1994, which resulted in the Company recording a net deferred tax asset of $65.0 million, conversion expenses of $12.3 million and a corresponding net increase in 1994 net income. Pro forma data is presented to assist in comparing the continuing results of operations of the Company exclusive of the conversion costs and as if the Company was a taxable corporation for each period presented.